Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our report dated February 10, 2021, relating to the consolidated financial statements and financial statement schedule of Apollo Commercial Real Estate Finance, Inc., and the effectiveness of Apollo Commercial Real Estate Finance, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.
1.Registration Statement No. 333-224695 on Form S-3 pertaining to the offering from time to time of Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Warrants and Rights
2.Registration Statement No. 333-234545 on Form S-3 pertaining to the offering and resale from time to time of 10,493,529 shares of Common Stock and 6,770,393 shares of 8.00% Fixed-to-Floating Series B Cumulative Redeemable Perpetual Preferred Stock.
3.Registration Statement No. 333-177556 on Form S-3 pertaining to the offering and resale from time to time of 3,495,000 shares of Common Stock
4.Registration Statement No. 333-232660 on Form S-8 pertaining to the Amended and Restated Apollo Commercial Real Estate Finance, Inc. 2019 Equity Incentive Plan
5.Registration Statement No. 333-249885 on Form S-3 pertaining to Apollo Commercial Real Estate Finance Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 10, 2021